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                                   EXHIBIT 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                 Year Ended December 31,
In thousands, except per-share amounts                      2002            2001           2000
BASIC:
Net income (loss) applicable to common
      stockholders (1)                                    $(39,593)       $160,029       $185,902
                                                          ========        ========       ========
Weighted-average number of common
   shares outstanding                                       59,782          62,962         60,070
Assumed conversion of convertible
   preferred stock
                                                                --          34,679         29,161
                                                          --------        --------       --------
Basic common shares                                         59,782          97,641         89,231
                                                          ========        ========       ========
Net income (loss) per share                               $  (0.66)       $   1.64       $   2.08

DILUTED:

Net income (loss) applicable to common
   stockholders (1)                                       $(39,593)       $160,029       $185,902
                                                          ========        ========       ========
Weighted-average number of common
   shares outstanding                                       59,782          62,962         60,070
Net effect of assumed exercise of stock
   options based on treasury stock
   method using average market price                            --           1,725          3,348
Assumed conversion of convertible
   preferred stock
                                                                --          34,679         29,161
                                                          --------        --------       --------
Diluted common shares                                       59,782          99,366         92,579
                                                          ========        ========       ========
Net income (loss) per share                               $  (0.66)       $   1.61       $   2.01

(1) The earnings per share calculation for the year ended December 31, 2002 excludes the assumed conversion of 32.5 million of convertible preferred stock and the outstanding stock options, as they are anti-dilutive. For the years ended December 31, 2001 and 2000, earnings per share is calculated by adding back the Series C convertible preferred dividends of $34.8 million and $31.6 million, respectively. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 34.7 million and 29.2 million common shares at the beginning of the years ended December 31, 2001 and 2000, respectively.